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                                   Exhibit 99.1

FOR IMMEDIATE RELEASE
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FOR MORE INFORMATION, CONTACT:

Dru Milby
Chief Financial Officer and Treasurer
Papa John's International, Inc.
(502) 261-4942

                               PAPA JOHN'S ADOPTS
                       STOCKHOLDER PROTECTION RIGHTS PLAN

    LOUISVILLE, Ky. -- February 14, 2000 -- Papa John's International, Inc. (Nasdaq: PZZA -- news) today announced the adoption of a stockholder protection rights plan. Under the terms of the plan, one preferred stock purchase right will be distributed as a dividend on each outstanding share of Papa John's common stock held of record as of the close of business on March 1, 2000.

    Blaine E. Hurst, Papa John's President and Vice Chairman, stated "This plan is designed to protect stockholders' interests by encouraging anyone seeking control of the Company to negotiate with the Board of Directors." Mr. Hurst added, "Due in part to the recent decrease in the market price of our common stock, the Board felt that it was appropriate to take this action in an effort to preserve the long-term value of the Company to our stockholders." The Company is not aware of any attempt to acquire control of the Company.

    The rights generally will not become exercisable until a person or group acquires beneficial ownership of 15% or more of the Company's common stock in a transaction that is not approved in advance by the Board of Directors. The Company's Founder and CEO, John Schnatter, who currently owns more than 25% of the outstanding stock and who has owned a significant percentage of the Company since its initial public offering in June 1993, will be excluded from operation of the Rights Plan unless (together with his affiliates and family members) he acquires more than 40% of the Company's common stock.

    If the rights are triggered, then each right owned by a stockholder other than the unapproved acquiror entitles its holder to purchase shares of Company common stock at 50% of its market price. In addition, after the rights are triggered, if the Company is acquired by an unapproved acquiror in a merger or other business combination transaction, each right that has not previously been exercised will entitle its holder to purchase, at the right's current exercise price, common shares of such other entity having a value of twice the right's exercise price.


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    The Company may redeem the rights for a nominal amount at any time prior to an event that causes the rights to become exercisable. Details of the rights plan will be outlined in a letter to be mailed to all stockholders of record as of the close of business on March 1, 2000.

    At February 13, 2000, there were 2,290 Papa John's restaurants (591 company-owned and 1,699 franchised) operating in 47 states and five international markets. Papa John's also owns or franchises 204 Perfect Pizza restaurants (11 company-owned and 193 franchised) in the United Kingdom. For more information about the company, visit Papa John's at www.papajohns.com.